Exhibit 4.8
SUPPLEMENTAL INDENTURE NO. 3
     Supplemental Indenture No. 3, dated as of February 15, 2007 (“Supplemental Indenture No. 3”), among:
     (1) NORSK HYDRO PRODUKSJON AS, a corporation duly organized and existing under the laws of the Kingdom of Norway (“NHP”);
     (2) CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America (“Citibank”), as Trustee under the Indenture (as defined below) with respect to the 9.125% Debentures Due July 15, 2014 of Saga Petroleum ASA (“Saga”) (collectively the “Original Securities”); and
     (3) THE BANK OF NEW YORK, a New York banking corporation duly organized and existing under the laws of the State of New York (“Bank of New York,” and collectively with Citibank, the “Trustees”) as Trustee under the Indenture with respect to the 7 1/4 Debentures due September 23, 2027 of Saga (the “2027 Debentures,” and collectively with the Original Securities referred to as the “Indenture Securities”);
     to the Indenture, dated as of July 8, 1994, between the Company and Citibank, as Trustee, as amended by Supplemental Indenture No. 1, dated September 23, 1997, and Supplemental Indenture No. 2, dated as of May 19, 2000, among the Company and the Trustees (the Indenture, as so amended, being referred to as the “Indenture”).
Recitals
     A. Saga Petroleum ASA, a corporation duly organized and existing under the laws of the Kingdom of Norway (“Saga”), has heretofore executed the Indenture which provides for the issuance from time to time of series of Securities.
     B. Section 7.1 of the Indenture provides in part that Saga shall not consolidate with or merge into any other Person, except as otherwise provided in Section 7.1.
     C. On January 11, 2001, Saga was merged into NHP which became the continuing entity with economic effect from January 1, 2000 (the “Merger”).
     D. In accordance with Section 7.1(1) of the Indenture, NHP wishes to assume, by this Supplemental Indenture No. 3, the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 9.4 of the Indenture) on all the Indenture Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed and observed.
     E. All things necessary to make this Supplemental Indenture No. 3 a valid agreement of the Company, in accordance with its terms, have been done.

ARTICLE I
Definitions and Construction
     1.1 Capitalized terms used but not defined in this Supplemental Indenture No. 3 shall have the meanings ascribed to them in the Indenture. References in this Supplemental Indenture No. 3 to Article or Section numbers shall be deemed reference numbers to Article or Section numbers of the Indenture.
ARTICLE II
Relation to Indenture
     2.1 Effect of Supplemental Indenture No. 3. This Supplemental Indenture No. 3 is entered into pursuant to Section 7.1(1) of the Indenture and constitutes an integral part of the Indenture. The Indenture, as supplemented and amended by Supplemental Indenture No. 1 and Supplement Indenture No. 2, is in all respects hereby adopted, ratified and confirmed.
     2.2 Deliverables to the Trustees. Simultaneously with and as a condition to the execution of this Supplemental Indenture No. 3, NHP is delivering to the Trustees:
(a)	as provided in Sections 1.2 and 7.1(5) of the Indenture, an Officers’ Certificate, in the form attached hereto as Exhibit A.

(b)	as provided in Section 7.1(5) of the Indenture, a Norwegian Opinion of counsel, provided by Norwegian counsel to NHP.

(c)	as provided in Sections 1.2, 7.1(5) and 8.3 of the Indenture, a New York law Opinion of counsel, provided by Latham & Watkins.

(d)	an Officer’s Certificate as to attached copies of governing instruments and as to incumbency of the person signing this Supplemental Indenture No. 3.

(e)	Evidence of the Merger.
     2.3 Effective Date. This Supplemental Indenture No. 3 shall take effect as of the execution hereof by all parties.

ARTICLE III
Assumption by Company
     3.1 NHP hereby assumes the due and punctual payment of the principal of and any premium and interest (including all additional amounts, if any, payable pursuant to Section 9.4 of the Indenture) on all the Indenture Securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed and observed.
ARTICLE IV
Acceptance of Appointment
     4.1 The Trustees hereby acknowledge NHP as replacing Saga as the Company under the Indenture.
ARTICLE V
No New Indenture Securities
     5.1 The Company shall not be required to prepare and execute, and the Trustees shall not be required to authenticate and deliver in exchange for outstanding Indenture Securities, any new Securities to conform to this Supplemental Indenture No. 3.
ARTICLE VI
Notices
     6.1 For purposes of Section 1.5 of the Indenture, NHP’s address shall be as follows until another address shall be furnished in writing to the Trustees:
        Norsk Hydro Produksjon AS
        c/o Norsk Hydro ASA
        N-0240 Oslo
        Norway
        Attention: Head of Corporate Finance
ARTICLE VII
Governing Law
     7.1 THIS SUPPLEMENTAL INDENTURE NO. 3 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
ARTICLE VIII
Miscellaneous
     8.1 This Supplemental Indenture No. 3 may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     8.2 The recitals contained in this Supplemental Indenture No. 3 shall be taken as the statements of NHP and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this Supplemental Indenture No. 3.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 3 to be duly executed by their respective officers thereunto duly authorized as of the day and the year first written above.

NORSK HYDRO PRODUKSJON AS
By:	/s/ Ida Helliesen
	Name:	Ida Helliesen
	Title:	Director of Norsk Hydro Produksjon AS

CITIBANK, N.A., as Trustee with respect to the Original Securities
By:	/s/ John J. Byrnes
	Name:	John J. Byrnes
	Title:	Vice President

THE BANK OF NEW YORK, as Trustee with respect to the 2027 Debentures
By:	/s/ Maria Flores
	Name:	Maria Flores
	Title:	Assistant Treasurer